Prospectus Supplement
Filed Pursuant to Rule 424(b)(5)
File Number 333-166236

PROSPECTUS SUPPLEMENT
To Prospectus dated June 11, 2010

2,000,000 Ordinary Shares
ORIGIN AGRITECH LIMITED

This prospectus supplement relates to the issuance and sale of up to 2,000,000 ordinary shares of Origin Agritech Limited through our sales agent, Rodman & Renshaw, LLC. These sales, if any, will be made pursuant to the terms of a Continuous Offering Program Agreement entered into between us and our sales agent, the form of which was filed with the Securities and Exchange Commission under a Current Report on Form 6-K filed December 16, 2010, and is incorporated herein by reference. Our sales agreement with Rodman & Renshaw, LLC is limited to the sale of 2,000,000 ordinary shares.

Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “SEED.” On January 3, 2011, the last reported sales price was $10.84 per share. Sales of shares under this prospectus supplement, if any, may be made (i) in sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, which includes sales made directly on the NASDAQ Capital Market, the existing trading market for our ordinary shares, or sales made to or through a market maker, (ii) by privately negotiated transactions, and/or (iii) any other method permitted by law. Consistent with instructions that may be delivered from time to time by us, the sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices.

The commission we will pay to our sales agent for sales of our ordinary shares sold pursuant to the Continuous Offering Program Agreement will be 1.8% of the gross proceeds of the sales. The net proceeds that we receive will depend on the number of shares actually sold and the offering price for such shares. If all 2,000,000 shares are sold at the January 3, 2011, at the current last sales price stated above, we will receive $21,168,000 in gross proceeds, or $21,029,600 in aggregate net proceeds, assuming a sales agent fee of 1.8% and other expenses of 1.2% of the gross proceeds.

In connection with the sale of our ordinary shares on our behalf, the sales agent may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933.

The aggregate market value of the 15,813,555 outstanding ordinary shares held by non-affiliates on January 3, 2011, was $171,418,947. During the 12 calendar months prior to and including the date hereof, we have not sold any ordinary shares. In the future we will report sales of our ordinary shares from time to time in either a Current Report on Form 6-K or in the Annual Report on Form 20-F or update this Prospectus.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in this prospectus supplement and in the documents we incorporate by reference in this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus supplement and the accompanying prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

 Rodman & Renshaw, LLC
The date of this Prospectus Supplement is January 5, 2011.

TABLE OF CONTENTS
Prospectus Supplement

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You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing this information to you about this offering of securities in two parts. The first part is this prospectus supplement, which provides the specific details regarding the ordinary shares that we are selling in this offering and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the base prospectus dated June 11, 2010, included in our registration statement on Form F-3, as amended (SEC File No. 333-166236), which provides a general description of the securities we may offer from time to time under that registration statement. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission. Under the shelf registration process, we may offer from time to time our ordinary shares up to an aggregate amount of $150,000,000, of which this offering is a part. To the extent there is a conflict between information contained in this prospectus supplement, on the one hand, and information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “Origin Agritech,” “the Company,” “we,” “us” and “our” refer to Origin Agritech Limited and its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our securities, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” and our consolidated financial statements and the related notes and other documents incorporated by reference in the accompanying prospectus.

OUR COMPANY

We are a technology-focused crop seed company serving mainland China. We have sought to broaden our usage and market penetration of our innovative plant breeding techniques, modern biotechnology, and innovative information and research management to develop and deliver high-yield seeds to the Chinese farming customer. Our goal is to lead the industry by providing farmers with unique enabling technology and services, producing higher crop yields. Our activities include the specialization in the research and development, production, and sales and marketing of crop seeds (corn, rice, cotton and rapeseed) throughout China. We have pursued research into genetically modified seeds, and in November 2009, we received the Bio-Safety Certificate from the Ministry of Agriculture as a final approval for commercial use of the world’s first genetically modified phytase corn. This is the first approved genetically modified corn seed product in China. We are also actively pursuing the approval of other genetically modified seed products including glyphosate resistant corn and Bt Corn. Our focus remains in the production of higher quality seed products, whether proprietary or licensed.

During the last several years, we continued the development of our established plant genetic engineering technology platforms, including transforming herbicide tolerance, insect resistance, nitrogen efficiency, and drought stress tolerance traits into corn inbred lines. Of note, we made significant strides in developing our exclusive insect resistance and phytase products. We continue to seek to further effectively utilize modern biotechnology in China and hope to further expand beyond China in the future.

We plan to use China’s emerging technology base to take advantage of operating within China. In particular, from time to time, we enter into cooperative agreements with publicly funded research institutions in China. In exchange for providing funding to these institutions, we receive rights, which are frequently exclusive rights, to market any seeds developed by these institutions. When a seed is ready to be marketed, we negotiate an arrangement by which we sell the newly developed seeds in exchange for the payment of certain fees to the institution. We believe that these cooperative ventures allow us to access new products without expending substantial costs for our own research and development of new seed products.

Our business model draws from existing and new technologies by utilizing both conventional breeding and advances in biotechnology. We aim to build upon our current hybrid base where we have accumulated parental seeds with advantageous traits optimized to local soil conditions. We have roughly 100 total products, both licensed and proprietary, in the market. We began to develop our own proprietary hybrid seed varieties in 1998, and, as of January 2010, we have 23 proprietary corn seed products, 18 proprietary rice seed products,  3 proprietary cotton seed products and 3 proprietary rapeseed products that are in commercial production and distribution.

THE OFFERING

Ordinary shares offered	Up to 2,000,000 shares

Ordinary shares outstanding after this offering	Up to 25,791,268 shares

Use of proceeds	We intend to use the net proceeds for general corporate purposes. See “Use of Proceeds.”

Risk factors	See the “Risk Factors” section of this prospectus supplement for factors to consider before deciding to purchase our securities.

NASDAQ listing	The ordinary shares are listed on the NASDAQ Capital Market under the symbol “SEED.”

The number of ordinary shares issued and outstanding after the offering is based on 23,791,268 shares outstanding as of January 3, 2011, excluding 498,851 treasury shares and 149,200 shares issuable upon the exercise of outstanding options.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus, before deciding to invest in our securities. The following factors affect our business and the industry in which we operate. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or which we currently consider immaterial may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows, or prospects could be materially adversely affected, the market price of our ordinary shares could decline and you could lose all or part of your investment.

Risks relating to our business

If we do not manage our ongoing growth successfully, our growth and chances for profitability may be hindered or impeded.

We continue to be a growth orientated company.  We expanded our operations during the last several years, and we plan further expansion with new crop seed, biotechnology, and chemical products and increase and enhancement of our distribution channels and expansion into existing or new markets and new lines of business. Expansion is expected to create significant demands on our corporate administrative, operational and financial personnel and other human resources and on our cash flow needs and the requirement for additional working capital. Our current resources may not be adequate to support further expansion and diversification. These demands and ongoing industry factors such as overproduction or governmental policy changes may hinder our cash flow as our margins and sales may be adversely affected.

We require short-term financing to fund our working capital, especially due to the seasonal nature of our business.

The nature of the agricultural seed production industry involves expenses and revenue cycles that are seasonal in nature. In our fiscal year third quarter, we may face costs that are in excess of our cash flow sources. The advance payments made to our seed producing farmers may exceed the amount of deposits received from our customers, the distributors and end users. The exact timing of these deposit payments is dependent on the Chinese lunar calendar, which varies from one calendar year to the next. As a result, we have customarily relied upon short term bridge loans to cover our expenses pending receipt of payment from farmers at the time of seed purchases.  Although historically we have had access to sufficient financing to manage our cash flow cycles, we cannot be certain that we will be able to obtain sufficient debt financing on terms that are satisfactory to us to maintain consistent operating results given changing credit conditions worldwide and internal PRC policies. Downgrades in our credit rating, tightening of related credit facilities or financial markets or other limitations on our ability to access short-term financing would increase our interest costs and adversely affect our operating results and operations.

Because of the nature of our business, which has seasonal variation, it is likely that our future financial performance will fluctuate from period to period.

Our operating results likely will fluctuate due to a number of factors, many of which are beyond our control. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical rates. Our operating results in future quarters may fall below expectations. The industry in which we operate is seasonal in nature. The sales season of corn, rice, and cotton seed lasts from October to June; the sales season of canola seed lasts from July to September. We generally do not have significant sales revenue from July to September, which results in cyclical changes of our cash flow and operating activities. As a result, if we are unable to generate sufficient working capital from cash flow from operations and working capital facilities, we may encounter liquidity difficulties from the period of July through September, which may harm our operations. The seasonal nature of our business causes our operating results to fluctuate from quarter to quarter. Any unexpected seasonal or other fluctuations could cause the price of our common shares to fall. As a result, you may not rely on comparisons of our quarterly operating results as an indication of our future performance.

In addition, the future achievement and growth of our profits depends on our ability to secure sufficient orders from customers coupled with securing sufficient seed production from the seed production farms. An adverse change in market conditions may have material and adverse effects on our operating results if we cannot adjust our operating and marketing strategy to respond to such changes. Our results of operations may be adversely affected by reduced orders and profit margins in the event of a slowdown in market demand, constraint on the market supply, an increase in business competition, a decrease in government subsidies to farmers, increased costs, or for other reasons. As such, there is a risk that we will not be able to achieve or maintain profitability or our historical results.

Aged inventory may result in an increase of our expenses and cause operating losses.

Due to the nature of the seed industry, we normally produce seeds according to our annualized production plan at least one entire year before we deliver the seeds to our customers. If our production plan is too aggressive, we could produce more seeds than the market demands resulting in aged seeds. We may decide not to sell the aged seeds as crop seed products, taking into account factors, such as the quality of the seeds and commodity pricing. In that case, the aged inventory may be sold as common feed products at greatly reduced prices. Aged inventory could result in asset impairment risk, in which case we would suffer a loss and incur an increase in our cost of revenue and a decrease in gross profit.

If we are unable to match our production requirement to the demand of our direct customers, our business, financial condition and results of operations may be adversely affected.

We normally produce seeds according to an annualized production plan based on estimated customer demand that is developed before we sell and deliver crop seeds to distributors, which are our direct customers. Chinese farmers, the end users of our crop seed, generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our distributors may not be able to fully or accurately anticipate in advance, which is usually more than one to two years before the sales period. If we fail to accurately estimate the volume and types of products sought by farmers and otherwise adequately manage production amounts, which may also be adversely affected by weather conditions, we may produce more seeds than we are able to sell resulting in excess inventory and aged seeds. On the other hand, if we underestimate demand, we may not be able to satisfy demand for our crop seeds, and thus damage our customer relations and end-user loyalty. Our failure to estimate farmers’ future needs and to match our production to the demand of our direct customers may adversely affect our business, financial condition and results of operations. In addition, inadequate distributor liquidity could affect distributors’ ability to pay for our products and, therefore, affect our sales or our ability to collect on our receivables.

The successful development and commercialization of our biotech pipeline products will be necessary for our growth.

We conduct our own research and development efforts for genetically modified seeds, and we have entered into agreements with the Chinese Academy of Science and the China Agricultural Academy of Science in the PRC working on genetic modifications and other biotechnology that give us the right to market the seeds and technologies they develop. We are also seeking other development and marketing arrangements with other entities, in China and elsewhere.  There can be no assurance that these efforts will produce improved seed varieties and resistant seeds. Commercial success frequently depends on being the first company to enter a particular market. The length of time and the risk associated with the breeding and biotech pipelines are similar and interlinked because both are required as a package for commercial success in markets where biotech traits are approved for growers. Regulatory requirements affect the development of our biotech products, including the GM crop testing of seeds containing the biotech traits, which could harm our business and results of operations if regulations are not satisfied. The testing procedures can be lengthy and costly, with no guarantee of success. It could have an adverse effect on our operations if our genetically modified products are unable to pass the safety evaluation of genetically modified agricultural organisms.

There has been a worldwide increase in the development and application of genetically modified agricultural products to increase the quality and quantity of crop yields.  The production and commercial sale of genetically modified corn and rice seeds only recently has been allowed in China.  Therefore, we still will rely primarily upon traditional methods of creating crop seed hybrids to develop new products.  As government policies change to allow more genetically modified corn seeds and demand develops for these products, we expect that we will produce more genetically modified products to meet customer demand to the extent we are able. There is a risk that our current steps to respond to the potential competitive threat posed by genetically modified agricultural products, including our research and development activities with respect to genetically modified crop seeds, may not enable us to compete successfully.

The potential for uncertainty in the government regulation of genetic technology and genetically modified, or GM, agricultural products could have an adverse effect on our business.

We continue to undertake a transition from a conventional hybrid seed company to an agricultural biotechnology company. However, genetically modified seed products are controversial, and genetic modification has not yet been widely accepted in many regions of the world, including China. Since the Chinese government approved the commercial planting of GM cotton in 1997, the government has only just begun to approve GM crops for commercial cultivation. The relative newness and the potential for uncertainty in the government regulation of genetic technology could have an adverse effect on our business development strategy and our ability to develop new seeds that may provide us with better margins.

The global competition in biotechnology will affect our business.

We believe we are a leader in biotechnology in China since we initiated our own biotechnology research program many years ago and we have built the first internal biotech research center among Chinese companies. However, if and when multinational corporations engaged in the crop seed business expand into the agricultural market in China in the future, they may have a greater portfolio of seed products and more advanced technologies. The major multinational competitors have a long operating history in the research and commercialization of their products, sophisticated marketing capabilities and strong intellectual property estates, all of which may give them competitive advantage over us. Any of these competitive advantages could cause our existing or candidate products to become less competitive or outdated, and adversely affect our product acceptance in the market place and our results of operations.

The degree of public acceptance or perceived public acceptance of our biotechnology products can affect our operations.

Although all of the genetically modified products must go through rigorous testing, some opponents of the technology actively raise public concern about the potential for adverse effects of our products on human or animal health, other plants and the environment. The potential for adventitious presence of commercial biotechnology traits in conventional seed, or in the grain or products produced from conventional or organic crops, is another factor that could affect general public acceptance of these traits. Public concern can affect the timing of, and whether we are able to obtain, government approvals. Even after approvals are granted, public concern may lead to increased regulation or legislation, which could affect our business and operations, and may adversely affect sales of our products to farmers, due to their concerns about available markets for the sale of crops or other products derived from biotechnology.

We are currently dependent on licensed seed products for the majority of our revenues, and if we lose the right to produce and sell licensed seeds, we will lose substantial revenues and suffer substantial losses.

If we are not able to develop and produce the licensed seed products or if the current license agreements are terminated or if we are unable to renew some of these license agreements on commercially reasonable terms or at all, we will suffer a substantial loss of our product offerings and consequently our revenues will be substantially limited and our financial condition and results of operations may be adversely affected.

We have a relatively short operating history and are subject to the risks of any growing enterprise, any one of which could limit our growth and our product and market development.

As an expanding company and one that does not have a long operating history, it is difficult to predict how our businesses will develop over the long term. Accordingly, we face all of the risks and uncertainties encountered by companies in the earlier stages of development and expansion, such as:

•	uncertain and continued market acceptance for our product extensions and our services;

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the evolving nature of the crop seed industry in the PRC, where significant consolidation may occur, leading to the formation of companies which may be better able to compete with us than is currently the case;

•	changing competitive conditions, technological advances or customer preferences could harm sales of our products or services.

•	maintaining our competitive position in the PRC and competing with Chinese and international companies, many of which have longer operating histories and greater financial resources than us;

•	maintaining our current licensing arrangements and entering into new ones to expand our product offerings;

•	continuing to offer commercially successful products to attract and retain a larger base of direct customers and ultimate users;

•	retaining access to the farmland we currently use for production of our products and obtaining access to additional farmland for expansion;

•	continuing our existing arrangements with production farms that grow our seed products and entering into new arrangements with additional production farms;

•	maintaining effective control of our costs and expenses; and

•	retaining our management and skilled technical staff and recruiting additional key employees.

If we are not able to meet the challenge of building our businesses and managing our growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.

We substantially depend on a few key personnel who, if not retained, could cause declines in productivity and operational results and loss of our strategic guidance, all of which would diminish our business prospects and value to investors.

Our success depends to a large extent upon the continued service of a few executive officers and key employees, including:

•	Dr. Gengchen Han, our Chairman of the Board; and

•	Liang Yuan, our Chief Executive Officer and President.

The loss of the services of one or more of these key employees would have an adverse effect on us and our PRC operating subsidiaries, as each of these individuals played and continues to play a significant role in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none of these key personnel is irreplaceable, the loss of the services of any of these individuals would be disruptive to our business. We believe that our overall future success depends in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. There is no assurance that we will be successful in attracting and retaining such personnel on terms acceptable to them. Inadequate personnel will limit our growth, and will be seen as a detriment to our prospects, leading potentially to a loss in value for investors.

We or our licensors may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us or our licensors, may materially disrupt our business.

We cannot be certain that our licensed or self-developed proprietary seed or chemical products do not or will not infringe upon intellectual property rights held by third parties. We, or any of our licensors, may become subject to legal proceedings and claims from time to time relating to the intellectual property of others. If we, or any of our licensors, are found to have violated the intellectual property rights of others, we may be required to pay damages and be enjoined from using such intellectual property, and we may incur new or additional licensing fees if we wish to continue using the infringing products, or be forced to develop or license alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit.

Efforts to protect our intellectual property rights and to defend against claims against us can increase our costs and will not always succeed. Any failures could adversely affect our sales and results of operations or restrict our ability to conduct our business.

Intellectual property rights are important to our business. We endeavor to obtain and protect our intellectual property rights where our products are produced. However, we may be unable to obtain protection for our intellectual property. Even if protection is obtained, competitors, growers or others in the chain of commerce may raise legal challenges to our rights or illegally infringe on our rights, including through means that may be difficult to prevent, detect or defend. In addition, because of the rapid pace of technological change and the confidentiality of patent applications in some jurisdictions, competitors may be issued patents from applications that were unknown to us prior to issuance. These patents could reduce the value of our commercial or pipeline products or, to the extent they cover key technologies on which we have unknowingly relied, require that we seek to obtain licenses at a financial cost to us or cease using the technology, no matter how valuable the patents may be to our business. We cannot assure you we would be able to obtain such licenses on acceptable terms. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. There is a risk that the outcome of such potential litigation will not be in our favor. Such litigation may be costly and may divert management attention as well as expend other resources which could otherwise have been devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover such costs from other parties. The occurrence of any of the foregoing may harm our business, results of operations and financial condition.

Finally, implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property.

Our business will not be able to be profitable if we do not continue to find and market products considered valuable by our customers.

To be profitable, our crop seed and chemical business depends on recurring and sustained reorders by farmers in China. Reorder rates are inherently uncertain due to several factors, many of which are outside our control. These include changing customer preferences, competitive price pressures, failure to develop acceptable new products, development of higher quality products by competitors, weather conditions and general economic conditions.

Our business focus on crop seed development and production does not permit us to spread our business risks among different businesses and, thus, a disruption in our seed production or the industry would harm us more immediately and directly.

Our crop seed business is the principal business activity of the company. Our venture into the chemical business expands our options but  without a large amount of business diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenues and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the crop seed industry, such as limited farmer credit, payment disruptions or customer rejection of genetically modified crop seeds, among other things. If there is a disruption as described above, our revenues and income will be reduced, and our business operations may have to be scaled back.

We are dependent on revenue from our corn seed products and, therefore, our operating results could be disproportionately and negatively impacted if we are unable to sell a sufficient amount of corn seed at satisfactory margins.

Corn seed represents the principal source of revenue for the company.  Our dependence on the corn seed market makes us particularly vulnerable to any negative market changes that might occur in this product line. In particular, if demand for our corn seed products generally decreases or if industry supply exceeds demand, prices will be driven downward and our margins will be negatively impacted, which would have an adverse effect on our business, results of operations and financial condition.

Failure to develop and market new products could impact the company’s competitive position and have an adverse effect on the company’s financial results.

The company’s operating results are largely dependent on its ability to renew its pipeline of new products and services and to bring those products and services to market. This ability could be adversely affected by difficulties or delays in product development such as the inability to identify viable new products, greater than anticipated development costs, technical difficulties, regulatory obstacles, competition, lack of demand, insufficient intellectual property protection, or lack of market acceptance of new products and services. Due to the lengthy development process, technological challenges and intense competition, there can be no assurance that any of the products the company is currently developing, or could begin to develop in the future, will achieve substantial commercial success. Consequently, if we are not able to fund extensive research and development activities and deliver new products to the markets we serve on a timely basis, our growth and operations will be harmed. In addition, sales of the company’s new products could replace sales of some of its current products, offsetting the benefit of even a successful product introduction.

If we fail to introduce and commercialize new crop seed and chemical varieties, we will not be able to recover research, development and cover our other costs.

We cannot guarantee the development and performance of new crop seed and chemical varieties, whether licensed or proprietary, or that they will meet our and our customers’ expectations.  Farmers generally need time to learn about new seed varieties and how to plant and tend them. Their traditional planting experience may make it difficult for them to adapt to the new varieties. The process for new seed and chemical products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed or chemical variety that meets the demand of farmers in China and to provide the proper education about them to the distributors, farmers and public, we may not be able to generate sufficient sales to cover our costs or generate a financial return on our investment.

One or more of our distributors could engage in activities that are harmful to our brand and to our business.

Our crop seed and chemical products are sold primarily through distributors.  The distributors are responsible for ensuring that our products have the appropriate licenses to be sold to farmers in the PRC provinces. If the distributors do not apply for and receive the appropriate licenses, their sales of our products in those provinces may be illegal, and we may be subject to government sanctions, including confiscation of illegal revenues and a fine of between two and three times the amount of such illegal revenues. Unlicensed sales in a province may also cause a delay for our other distributors in receiving a license from the authorities for that province, which could further adversely impact our sales in that province. In addition, distributors may sell our products under another brand that is licensed in a particular province if our product is not licensed there. If our products are sold under another brand, the purchasers will not be aware of our brand name, and we will be unable to cross-market other crop seed varieties or other products as effectively to these purchasers. Moreover, our ability to provide appropriate customer service to these purchasers will be negatively affected, and we may be unable to develop our local knowledge of the needs of these purchasers and their environment. If any of our distributors sell inferior crop seeds or chemicals produced by other companies under our brand name, our brand and reputation could be harmed, which could make marketing of our branded crop seeds or chemicals more difficult.

As we expand into agricultural chemical products, we will be subject to environmental regulation and regulation relating to the purchase, storing, packaging and distribution of chemicals, which if violated will result in fines or cessation orders, and may have an adverse impact on our expansion and business.

We are expanding into agricultural chemical products, which initially involve the purchase of active pesticide ingredients which we formulate and mix for agricultural use.  These products are distributed through our distribution chain.  The purchase, storage, packaging and distribution of agricultural chemicals is subject to various regulations, including environmental regulation and permitting requirements.  The failure to obtain required licenses or the failure to conduct our business in compliance with applicable laws may result in fines, clean up costs or cessation orders, any of which would have an adverse impact on our expansion into this area of products and may have an adverse impact on our financial condition and results of operations.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

The performance of our seeds depends on climate, geographical areas, cultivation method, farmers’ degree of knowledge and other factors in addition to genetic traits and the quality of our seeds. Natural disasters may also affect the performance of our seeds, particularly when farmers are not able to timely and effectively respond to those disasters. Furthermore, the cultivability of some farmland is deteriorating because of toxic and hazardous materials resulting from farmers’ overuse of chemical herbicides and pesticides . These factors generally cause underproduction, but farmers generally attribute underproduction to seed quality. We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

Our revenues depend on the ability of a large number of small farmers to buy seed for cash because financing for purchases of this size and type is not available; therefore, if a substantial number of our customers become unable to pay for seed, our sales, revenues and operating results will decline.

We have a large and diversified customer base, with no single customer representing more than 1% of our revenues. The large customer base provides some protection to us against a loss of revenues due to the inability of a significant number of our customers to pay for seed that has been previously ordered. The unavailability of credit for farmers in the PRC, however, reduces the ability of those farmers to withstand the effects of difficult economic times. The lack of credit could prevent farmers from fulfilling their purchasing commitments to us with the result that we may suffer a lower amount of recognized revenues or our revenues and results of operations may be reduced.

Fluctuations in commodity prices can increase our costs and decrease our sales.

We purchase our seed inventories from production growers at market prices and retain the seed in inventory until it is sold. We also purchase our active ingredients from chemical manufacturers at market prices.  These purchases constitute a significant portion of the manufacturing costs for our seeds and chemicals. We use hedging strategies to mitigate the risk of short-term changes in these prices, but we are unable to avoid the risk of medium and long-term changes. Accordingly, increases in commodity prices may negatively affect our cost of goods sold or cause us to increase seed or chemical prices, which could adversely affect our sales. Farmers’ incomes are also affected by commodity prices; as a result, commodity prices could have a negative effect on their ability to purchase our products.

Price increases for energy costs and raw materials could have a significant impact on our ability to sustain and grow earnings.

Our production and distribution processes consume significant amounts of energy and raw materials, especially in transportation the costs of which are subject to worldwide supply and demand and other factors beyond the control of the company. Significant variations in the cost of energy, which primarily reflect market prices for oil and raw materials may affect the company’s operating results from period to period though this has not been a factor. When possible, the company purchases raw materials through negotiated long-term contracts to minimize the impact of price fluctuations. The company has taken actions to offset the effects of higher energy and raw material costs through selling price increases, productivity improvements and cost reduction programs. Success in offsetting higher raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the market served. If the company is not able to fully offset the effects of higher energy and raw material costs, it could have a significant impact on the company’s financial results.

There are difficulties in managing our storage system, which may result in damage to our seeds in storage and, thus, operating losses.

Seed storage entails significant risks, including difficulties in management of moisture, temperature and humidity of storage condition, any failure of which may result in damage to our seeds in storage and, thus, an impairment of our inventory and possible operating losses.

We have limited business insurance coverage in China.

PRC insurance companies do not offer extensive business insurance products. As a result, we have very limited business liability, business disruption insurance, or product liability coverage for our operations in China. We have determined that the difficulties associated with acquiring such insurance on commercially acceptable terms makes it impractical for us to obtain such coverage. Most likely we would bear the effects of any business disruption, litigation or natural disaster resulting in our incurring substantial costs and the diversion of our resources, and could adversely affect our operations and financial condition.

We rely on our network of over 100,000  farmers for the production of our crop seed products of which the vast majority has been operating with us for a long period of time. Although our relationship with those farmers has been stable in the past, there are no assurances that those relationships will remain stable in the future. Instability of this kind could limit the amount of seed products available to us for sale to customers and threaten customer loyalty.

We believe we maintain a favorable relationship with the farmers in our seed production network. In addition, the fact that we rely on a large number of farmers to produce crop seeds means that not one or even several farmers can, acting independently, adversely affect our business. However, events such as a shift in pricing caused by an increase in the value of commodity food crops other than seed crops, increase in land prices or competition could disrupt our chain of supply. Any of these disruptions could limit the supply of seeds that we obtain in any given year, adversely affecting supply and thereby lowering revenues in the subsequent marketing season. Such disruption could also damage our distributor relationships and farmer loyalty to us if we cannot supply the quantity of seed expected by them.

We rely on license and technical service agreements, and there is no assurance that we will be able to renew these agreements.

We have multiple license agreements for designated seed products in relation to exclusive production and marketing within China. Our license agreements with Hubei Province Shiyan Agricultural Sciences Institute and Handan Agricultural Academy each have terms expiring on July 1, 2011, respectively. Origin Biotechnology will provide technical research, production and distribution services to our several subsidiaries. In return, Beijing Origin and the other subsidiaries are required to pay Origin Biotechnology a service fee calculated according to the weight of corn, rice, and cotton seeds sold. The initial term of the technical services agreements is three years and either party has the right to terminate the agreement if it does not desire to renew the provisions thereof at the expiration of the term. There is no guarantee that any of the agreements upon which we or our subsidiaries depend for licensing and technical services will be renewed. Moreover, there is no assurance that any steps we have already taken or might take in the future will ensure the successful renewal of any or all our rights or the granting of further new rights or that the terms of any renewals of our rights would not be significantly less favorable to us than the terms of our current rights under these agreements.

Agreements between our subsidiaries may not reflect terms that would have resulted from arm’s length negotiations among unaffiliated third parties.

Agreements between our subsidiaries that have been entered into, including the technical services agreements, by and among Beijing Origin, Changchun Origin, Henan Origin and Origin Biotechnology, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. These agreements relate to, among other things, the transfer of intellectual property rights and the provision of technical research, production and distribution services.

If our rights to lease land from farmers were subject to a dispute, or if their legality or validity were challenged, our operations could be disrupted.

PRC law provides for the registration of land ownership and land-use rights and for the issuance of certificates evidencing land ownership or the right to use land. The administrative system for registration of land ownership and land-use rights, however, is not well-developed in rural areas where most of our crop seed production bases are located. As a result, we generally are not able to verify through the land registry system the ownership or land-use rights of the parties from whom we have leased land. Despite our efforts to obtain representations from the farmers that they own the land, possess land-use rights or have the right to sub-contract the land-use right on behalf of the holder of such rights, there is nevertheless a risk that they have not legally and validly granted the right to use the land to us. Moreover, there is a risk that farmers may, in breach of the terms of the applicable leases, enter into leases with other third parties in respect of land-use rights which they have previously granted to us, or that they have not entered into leases with third parties before entering into leases with us.

There is a risk that the legality or validity of our leases will be subject to dispute or challenge in the future. If our leases become subject to a dispute or challenge, our operations on such land, especially our research and development on crop breeding, could be suspended and we could lose our rights to use such land which could adversely affect our business, financial condition and results of operations.

Any diversion of management attention to matters related to acquisitions or any delays or difficulties encountered in connection with integrating acquired operations may have an adverse effect on our business, results of operations, and/or financial condition.

We have completed several acquisitions involving seed companies and may complete other acquisitions in the near future. These transactions are designed to contribute to our long-term growth. We must fit such acquisitions into our growth strategies to generate sufficient value to justify their cost. Acquisitions also present other challenges, including geographical coordination, personnel integration and retention of key management personnel, systems integration and the reconciliation of corporate cultures. Those operations could divert management’s attention from our business or cause a temporary interruption of or loss of momentum in our business and the loss of key personnel from the acquired companies. In addition, proposed acquisitions which are not consummated will cause us to incur substantial costs, none of which are generally recoverable.

Certain of our credit agreements contain restrictive covenants that may impair our ability to conduct our business.

Certain of our current outstanding credit agreements contain financial and operating covenants that limit our management’s discretion with respect to certain business matters. Among other things, these covenants require us to  restrict our ability and our subsidiaries’ ability to incur additional debt, create liens or other encumbrances, change the nature of our business, pay dividends, sell or otherwise dispose of assets, and merge or consolidate with other entities. Any failure by us or our subsidiaries to comply with these agreements could harm our business, financial condition and operating results.

Risks relating to our industry

The Chinese agricultural market is highly competitive and our growth and results of operations may be adversely affected if we are unable to compete effectively.

The agricultural market in China is highly fragmented, largely regional and competitive, and we expect competition to increase and intensify within the sector. We face significant competition in our crop seed business. Our competitors may have greater financial, research and development resources than we have. Competition may also result from consolidation or other market forces within the crop seed industry in China and the privatized crop seed producers that were operated by the local governments in China. Our competitors may be better able to take advantage of industry consolidation and acquisition opportunities than us. The reform and restructuring of the previously state-owned equity in seed enterprises will likely lead to the reallocation of market share in the seed industry, and our competitors may increase their market share by participating in the restructuring of the state-owned seed companies. Privatization will likely mean that these producers will need to develop more efficient and commercially viable business models in order to survive. In addition, the PRC government currently restricts foreign ownership of any domestic seed development and production business to no more than 49%. When and if such restrictions are lifted, multinational corporations engaged in the seed business may expand into the agricultural market in China. These companies have significantly greater financial, technological and other resources than us and may become our major competitors in China. In particular, our industry was affected by a widespread overproduction during 2007. As a result, supply of certain of our products exceeded demand for those products and, as a result, market prices were reduced and our margins and revenues were negatively impacted in 2007 and 2008.  However, this was not the case in 2009 and 2010, but similar changes in supply and demand pressure may result in similar trends in upcoming years. If these trends occur, we may be unable to successfully compete in our industry, especially if our competitors can produce and distribute seeds at a lower cost than us. If competition intensifies, our margins may continue to be compressed by more competitive pricing in the short term and may also to be compressed in the long term, and we may lose our market share and experience a negative impact on our margins, revenues and results of operations.

China’s commitments to the World Trade Organization may intensify competition.

In connection with its accession to the World Trade Organization, China made many commitments including opening its markets to foreign products, allowing foreign companies to conduct distribution businesses within China, and reducing customs duties. Although the impact of these commitments in our business segment has not been significant to date, foreign manufacturers may begin to manufacture competing seeds, both non-genetically modified and genetically modified and ship their products or establish manufacturing facilities in China. Competition from foreign companies may reduce our current profit margins, and hence our business results may suffer.

Natural or man-made disasters could damage seed production, which would cause us to suffer production losses and material reduction of revenues.

We produce our seeds using a network of over 100,000 farmers who plant the crops and harvest the seeds for use as crop seeds for the next growing season. As a result, the source of supply for our seeds is subject to all of the risks associated with any agricultural enterprise, including natural disasters such as widespread drought, flood, snowstorm, pestilence and plant diseases, and man-made disasters such as environmental contamination. Other man-made incidents may damage our products, such as arson or other acts that may adversely affect our crop seed inventory in the winter storage season. Furthermore, natural or man-made disasters may cause farmers to migrate from the farmland, which would decrease the number of end users of our products. While our use of a large number of farmers provides some protection against a widespread failure of any particular crop, the majority of our seed production farmers are located in Gansu, Sichuan, and Hunan provinces, making them subject to risks that are somewhat local in nature. We have attempted to manage this risk by obligating ourselves to pay the farmers who produce our seeds only for the quantity of seeds that they produce, thus limiting our expenses somewhat. We have also set up a storage system since 2003 attempting to manage this risk. However, in the event of a widespread failure of the crop seed in these areas, we would likely sustain substantial operating losses, due to both the fact that a significant portion of our expenses are fixed overhead and that the loss of a large portion of a crop seed would limit our revenues significantly.

We primarily rely on arrangements with farmers to produce our crop seed products. If we were unable to continue these arrangements or enter into new arrangements with other farmers, our total land acreage devoted to crop seed production would decrease and our growth would be inhibited.

We have access to over 3,800 hectares of farmland in several provinces mainly through contractual arrangements with farmers for seed production. These production agreements to produce crop seeds are typically one year in length, covering one growing season. In the event that prices for other crops increase, these farmers may decide to farm other crops in breach of our seed production agreements with them. If we are unable to find new village collectives willing to produce crop seeds for us, our business and results of operations would be materially and adversely affected. Any of these disruptions could materially and adversely affect our supply of crop seeds and our revenues. Such disruptions could also damage distributor relationships and farmer loyalty if we cannot supply them with the quantities and varieties of seeds that they expect.

Crop seed prices and sales volumes may decrease in any given year with a corresponding reduction in sales, margins and results of operations.

Previously, there has been some elements of instability in seed production in China as a result of the privatization of state crop seed producers and because of the worldwide economic situation. There may be other periods of instability in the future during which commodity prices and sales volumes fluctuate greatly. Commodities can be affected by general economic conditions, weather, disease and aspects of demand such as financing, competition and trade restrictions. Although we follow a branded product strategy to differentiate our products from those of other crop seed producers, the crop seed market continues to behave as a commodity market. As a result, the price that we are able to demand for our seeds is somewhat dependent on the size of the supply of our seeds and the seeds of other producers. Therefore, the potential exists for fluctuation in supply and, consequently, in price, in our own markets, even in the absence of significant external events that might cause volatility. As a result, the amount of revenue that we receive in any given year is subject to change. Because decisions are made regarding the level of production prior to the time that the volume of orders and the market price for those orders is known, it is possible that we will have too much or not enough product available, each with the attendant impact on revenues, margins and results of operations.

Historically, prices of crop seed products in China have fluctuated due to changes in supply and demand.

The ability of our operations to be profitable is affected by the selling prices of our products. We benchmark the prices of our crop seed products against the prevailing domestic market prices of crop seed products of similar quality and attributes. During the past five years, crop seed products in China have experienced price declines though selling prices have increased in the recent years. If the general prices for such products decline at a faster rate than our cost of sales, our profits will decrease and our ability to generate operating results at historical levels will be adversely affected. This may be caused by any number of circumstances including poor production by the farmer, adverse weather conditions, theft, inventory spoilage, increase in the cost of production either via storage cost, drying cost, purchase cost, or any other such increase in the cost of sales.

We may face increased regulatory risks with respect to our recent expansion into Southeast Asia.

In connection with certain of our recent acquisition and seed approval activities, including particular investments in rice seed varieties applicable to the soil conditions in the region, we have begun to develop a limited market among farmers in Southeast Asia for our rice hybrid products. We expect to continue to expand our business into Southeast Asia in the future. We may face material financial, business, and legal risks with respect to our expansion into Vietnam given that our business and operating results may be adversely affected by changes in the political and social conditions in Southeast Asia and by changes in local government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods taxation, among other things.

Technological change in creating seed hybrids could harm our business, causing a shift in business opportunities, market share, and revenues.

For the most part, we rely upon traditional methods of creating crop seed hybrids to develop new products. While these methods are highly effective, there has been an increase in the development of genetically modified agricultural products in an effort to increase the quality and quantity of crop yields, in which we also engage. Genetic technology is controversial, and it has not been widely accepted in many regions of the world, including the PRC. However, as the ability to use genetic modification to produce seeds that are superior to or less costly than those that we produce by traditional methods increases, the threat of competition from this source becomes more realistic. A number of factors that are currently difficult to predict, including a shift in farmer and consumer attitudes regarding the acceptability of genetic technology, affect the extent to which this potential threat could affect our business prospects as we deploy more resources into genetically modified crop seeds.

Risks relating to our business organization and structure

Three of our PRC operating subsidiaries are controlled subsidiaries through stock consignment agreements rather than by direct ownership of shares, the terms of which may have to be enforced, which would require us to incur extra costs, create uncertainty as to ownership of the operating businesses involved and risk the possible loss of rights.
Under PRC law, foreign entities are not currently permitted to own more than 49% of a seed production company. In order to address those restrictions, Origin, a non-Chinese entity that cannot directly own the shares of our PRC operating subsidiaries, namely, Beijing Origin, Changchun Origin and Henan Origin, will instead hold the right to control such shares in all respects, including voting, dividends, nomination of directors, and corporate management, through stock consignment agreements executed by the owners of the stock of these companies. In addition, if we engage in the sale of genetically modified seed products, then foreign entities are not currently permitted to own any portion of the seed production company.  Moreover, if we engage in the research and development of genetically modified seed products, then foreign entities are not currently permitted to own any of the seed production company.

There is the risk, however, that a consigning shareholder will not fulfill its obligations under the stock consignment agreement. In that event, we may need to resort to the PRC courts to have our rights under the applicable agreement enforced. Such enforcement will cause us to incur legal expenses. In addition, while a case is pending there will be uncertainty regarding our rights as to the three PRC operating subsidiaries involved. In addition, a PRC court may decide not to enforce the agreements in whole or in part. To the extent these agreements are neither observed nor enforced as intended, the PRC operating subsidiaries and Denong, which is approximately 97.87% (acquired in portions of 52.21%, 42.24%, 2.99%, and 0.25%) owned by Beijing Origin, will not be controlled by us as intended, which will affect our enterprise value and restrict our ability to obtain the income and other rights of ownership associated with the consigned stock. It may also prevent the consolidation of our financial statements with the PRC operating subsidiaries, which would reduce the reported earnings of the consolidated companies. The uncertainty of ownership may also adversely affect the market value of our ordinary shares.

Whether or not a stock consignment agreement is terminated depends on the consensus of our board and the consignees. Any such termination could result in a possible loss of certain rights or assets held by us without receiving fair value in return.

The stock consignment agreements relating to our control of the stock of our PRC operating subsidiaries (not including Origin Biotechnology) may be terminated or extended after three years upon mutual agreement between us and the consignees. Three of the Southeast Asia consignees, Messrs. Han, Yuan and Yang, also serve as our officers and/or directors. These three persons own, in the aggregate, 7,968,380 shares of our ordinary stock, or about 33.5% of our issued and outstanding ordinary stock. Holding this amount of stock will allow these officers to control or greatly influence the selection of directors and matters submitted to a vote of our shareholders, including voting to terminate the stock consignment agreements.

There are corporate protections in place designed to protect our interests, such as an independent board of directors, an audit committee comprised of independent directors that must approve insider transactions, a code of conduct requiring fair dealing with the company, and the British Virgin Islands statutory provision that a disposition of more than 50% of the assets of a company must be approved by a majority of the shareholders. Moreover, if consigned stock is transferred to us as provided in the stock consignment agreements when the restrictions under PRC law are lifted, that stock will no longer be subject to the stock consignment agreements, and the termination of the stock consignment agreements would then have no effect on the ownership of that stock. However, if the stock consignment agreements are terminated, then we would lose our rights with respect to the consigned stock and the profits from the issuing corporation. Such a loss would impair the value of the company and would reduce our ability to generate revenue.

Our executive officers have entered into employment agreements with us which provide that they may be entitled to certain rights upon a change of control.

The following executive officers have entered into employment agreements which provide that they may terminate their respective employment agreements with us as a result of a change of control:

•	Dr. Gengchen Han, our Chairman of the Board; and

•	Liang Yuan, our Chief Executive Officer and President.

A change of control includes if any person other than us and/or any our officers or directors as of the date of the employment agreement acquires our securities other than from the executive or his affiliates (in one or more transactions), having 51% or more of the total voting power of all of our securities then outstanding. If the executive terminates his employment agreement due to a change of control, we must continue to pay the executive all payments, compensation and benefits pursuant to the terms of his employment agreement upon the earlier of two years from the date of termination or through the term of the employment agreement (each employment agreement has a term of three years commencing on January 1, 2009).

Risks relating to doing business in China

If we do not comply with PRC regulations, we may not be able to operate our business or we may be fined, both of which would adversely affect our business, operations and revenues.

The PRC has many regulations relating to the seed business and businesses involved in chemicals that could be considered pollutants, including obtaining and maintaining operating licenses and permits. Seed products must be licensed and undergo a stringent review process before they may be sold in the PRC. Environmental regulation is equally as extensive with licensing and other compliance requirements. We believe we currently have all the necessary licenses for our business, and that we are in compliance with applicable laws and regulations. If we are not in compliance, we may be fined or lose the ability to sell a particular seed or operate our business altogether. If the fines are substantial or if our ability to sell or operate is withdrawn, this will result in additional costs or the loss of revenues and could prevent us from continuing as an operating business.

If we do not comply with applicable government regulations, we may be prohibited from continuing some or all of our operations, resulting in a reduction of growth and ultimately market share due to loss of competitive position.

The majority of our revenue depends on receiving approval from the PRC government to market new seed hybrids that we are developing and will develop. In addition, there may be circumstances under which the governmental approvals granted are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals that we require to expand our business as we intend to do. The failure to obtain or to maintain such approvals would limit the number and quality of products that we would be able to offer. This reduction in product offerings would cause a reduction in the growth previously experienced and over time would result in the loss of market share from the competitive pressures of seeds developed by others that would likely be better than our products.

The technical services agreements between Origin Biotechnology and the other three operating subsidiaries may be subject to scrutiny by the PRC tax authorities for transfer pricing adjustments.

We could face adverse tax consequences if the PRC tax authorities determine that our technical service agreements between Origin Biotechnology and the other PRC operating subsidiaries, namely, Beijing Origin, Changchun Origin and Henan Origin, were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these agreements were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by the three PRC operating subsidiaries, which could adversely affect us by:

•
increasing the PRC operating subsidiaries’ tax liability without reducing Origin Biotechnology’s tax liability, which could further result in late payment fees and other penalties to our PRC operating subsidiaries for under-paid taxes; or

•
limiting Origin Biotechnology’s ability to maintain preferential tax treatment and government financial incentives, which, if the transfer pricing adjustment is significant, could result in Origin Biotechnology failing to qualify for those preferential tax treatments and government financial incentives.

As a result, any transfer pricing adjustment could have an adverse impact on our financial condition.

Deficient railway transportation capacity in China, particularly in the Northwestern area, may result in the increase of our transportation-related costs and thus adversely affect our business.

Our seeds are transported throughout China each year by railway, which we believe is currently the most cost-efficient means. Much of our production is in the Northwest region of China. With economic development throughout China, we believe the Chinese rails system, and in particular the Northwest railway, may not be able to provide sufficient capacity over time, at reasonable rates. As our volume of freight increases year by year, the seeds may have to be transported by other means if the railway cannot guarantee to carry the increasingly larger volume of freight. We may experience higher rail rates or the higher transportation costs of trucking our products. In such event, the production costs will increase correspondingly with the increase in transportation costs, which may adversely affect our business.

Our business benefits from certain PRC government subsidies. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

The PRC government has in recent years reduced taxes and increased subsidies and other support across the agricultural industry. For instance, the government subsidizes farmers for their seed purchases, and has increased spending on rural infrastructure. Sales of agricultural products from producers to intermediaries or to farmers are exempt from PRC value-added tax. The discontinuance of preferential treatments granted by the Chinese government to the seed industry, could adversely affect our earnings.

In addition, subsidy policies may have an adverse effect on our ability to market our products. Farmers can buy crop seeds designated as “high-quality” at subsidized prices, but the designation of seeds as “high-quality” is at the discretion of the local government, companies owned by the local government and local private seed companies. It is possible that this policy could result in preferential treatment for local seed producers, with locally produced seeds being designated as “high-quality” while ours are not designated as such. If such preferential treatment were to occur, the price for our seeds to farmers in those provinces would be higher than the subsidized local seeds, and our sales in that province could suffer, which could adversely affect our results of operations.

The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiaries could materially increase our tax liabilities.

Prior to January 1, 2008, under applicable PRC tax laws, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at rates of 30% and 3%, respectively . In addition, an enterprise qualified as a “high and new technology enterprise,” including agricultural companies, located in certain specified high-tech zones was entitled to a preferential state EIT rate of 15% and could enjoy an exemption from the state EIT for the first three years since its establishment and a 50% reduction of the state EIT for the succeeding three years. The qualification of a “high and new technology enterprise” was subject to an annual or biennial evaluation by the relevant government authority in China. Beijing Origin and Jilin Changrong are entitled to a preferential tax rate of 15% as a new technology company.

In 2007, the National People’s Congress, enacted the Enterprise Income Tax Law, or the New EIT Law, and in December 2007, the State Council promulgated the implementing rules of the EIT Law, both of which became effective on January 1, 2008. The EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The EIT Law, however, (i) reduces the top rate of enterprise income tax to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. Under the phase-out rules, enterprises established before the promulgation date of the EIT Law and which were granted preferential EIT treatment under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration and will gradually transition to the uniform 25% EIT rate over a five-year transition period. In addition, the new technology enterprise qualification of our PRC subsidiaries is subject to a biennial re-assessment by the relevant PRC government authority. In the event the preferential tax treatment for our PRC subsidiaries is discontinued, the affected entity will become subject to the standard PRC enterprise income tax rate. There is no assurance that the local tax authorities will not, in the future, change their position and discontinue any of our preferential tax treatments, potentially with retroactive effect. The discontinuation of any of our preferential tax treatments could materially increase our tax obligations.

Under China’s Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the current Enterprise Income Tax Law, or the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  However, it is unclear how tax authorities will determine tax residency based on the facts of each case. If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules dividends paid to holding companies outside of China which are “resident enterprises will be subject to a 10% withholding tax. It is possible that future guidance issued with respect to the new “resident enterprise” classification could be applied to our British Virgin Islands sub-holding company with similar consequences.  Therefore, any dividends paid by our PRC subsidiaries may be subject to a 10% withholding obligation.

In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

Adverse changes in political and economic policies of the PRC, including its policy of reforming its economic system, could have an adverse effect on the growth of private businesses in the PRC such as ours.

Since the late 1970’s, the PRC has been reforming its economic system and changing from a planned economy based on governmental dictates and priorities to one that uses market forces to influence deployment of economic resources, labor and capital and to determine business endeavors. We cannot predict whether or not the government will continue to encourage economic liberalization and further release its control over the economy and encourage private enterprise. We also cannot predict the timing or extent of future economic reforms that may be proposed. Any re-imposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent we need additional capital; any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper our ability to find capital outside of the PRC.

A return to profit repatriation controls may limit our ability to pay dividends and expand our business, and may reduce the attractiveness of investing in PRC business opportunities.

PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE. SAFE regulations require extensive documentation and reporting, some of which is burdensome and slows payments. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced.

Also, our investors may not be able to obtain the benefits of the profits of the business generated in the PRC for other reasons. Relevant PRC laws and regulations permit payment of dividends only from accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our subsidiaries and our affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the shareholders’ meeting or the board. These reserves are not distributable as cash dividends. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiary’s ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary and our affiliated entity to distribute dividends or other payments to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses or otherwise fund and conduct our business.

Pursuant to PRC enterprise income tax law, dividends payable by a foreign-invested enterprise, or FIE, including Origin Biotechnology to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. No such treaty currently exists with the British Virgin Islands or the United States.  Prior to 2008, dividend payments to foreign investors made by FIEs were exempted from PRC withholding tax.

Any fluctuations in exchange rates may adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Because our earnings and cash from operations are denominated in Renminbi, as the reporting currency, fluctuations in exchange rates between U.S. dollars and Renminbi will affect our balance sheet and earnings per share when stated in U.S. dollars. The translation of Renminbi amounts into United States dollar amounts has been made for the convenience of the reader. Such translation amounts should not be construed as representations that the Renminbi amounts could be readily converted into United States dollar amounts at that rate or any other rate.  In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results when reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.  The source of these rates is the Federal Reserve Bank of New York until December 31, 2008.  Starting from January 1, 2009, the source of rates is from the State Administration of Foreign Exchange in China as the Federal Bank of New York discontinued publication of foreign exchange rates.  Effective from July 21, 2005, the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it is pegged to a basket of currencies determined by the People’s Bank of China.  The Renminbi may be revalued further against the US dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the US dollar or other currencies.  Fluctuations in the exchange rate will affect the relative value of any dividend we issue which will be exchanged into U.S. dollars, the value of any U.S. dollar denominated investments we make in the future and any earnings on such investments.

There are government regulations that limit or prohibit foreign investment in the PRC, which may restrict our growth.

Notwithstanding the general restriction on foreign investment in the seed industry in the PRC, our corporate structure currently enables us to receive foreign investment. Our continued ability to receive foreign investment may be important to our ability to continue to expand our business rapidly and to manage that expansion effectively. We cannot be certain that a change in the regulations allowing us to receive foreign investment will not occur. In the event of such a change, our plan to expand our business could be disrupted.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Substantially all our revenues and expenses are denominated in Renminbi. We may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, the PRC Operating Companies may not pay dividends in foreign currencies, without prior approval from SAFE, unless they comply with certain procedural requirements. The PRC government may also take measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions under the capital account continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities, including the SAFE. If the PRC Operating Companies borrow in foreign currency from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance the PRC Operating Companies by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce or its local counterparts. These limitations could adversely affect the ability of the PRC Operating Companies to obtain foreign exchange through debt or equity financing, which could harm our ability to fund our operations or cause us to seek additional financing on terms that may not be favorable.

PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity. Failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits, if any, and could expose us and our PRC resident shareholders to liability under PRC law.

SAFE promulgated regulations that require registration with local SAFE offices in connection with direct or indirect offshore investment by PRC residents, including PRC individual residents and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and also apply to our prior and future offshore acquisitions. In particular, the SAFE regulations require PRC residents to file with competent SAFE offices information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, or external guarantees or other material events that do not involve return investment.

The SAFE regulations required prior registration of direct or indirect investments previously made by PRC residents in offshore companies. If a PRC resident with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We believe our major shareholders who are PRC residents, or whose shares are beneficially owned by PRC residents, have completed foreign exchange registration with the local foreign exchange bureau according to these SAFE regulations. However, with these regulations there is uncertainty concerning the reconciliation of the new regulations with other approval requirements, it is unclear how the regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by the regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary to make distributions or pay dividends or affect our ownership structure. As a result, our business operations and our ability to distribute a dividend to you could be adversely affected.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

Nearly all of our assets and all of our operations are in the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our non-PRC shareholders.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against us, our subsidiaries, officers and directors.

We are incorporated in the British Virgin Islands and our PRC operating subsidiaries are formed under PRC law. Substantially all of our assets are located in the PRC. In addition, most of our directors and executive officers reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to affect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers and experts, including effecting service of process with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States or many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers and experts only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

Risk relating to tax matters

We may be subject to contingent tax liabilities.

On December 20, 2004, Chardan China Acquisition Corp., or Chardan, entered into a stock purchase agreement with State Harvest, and all the shareholders of State Harvest for Chardan’s acquisition of State Harvest. In connection with the acquisition, Chardan formed its wholly-owned subsidiary, Origin Agritech. On November 8, 2005, Chardan merged with and into Origin Agritech for the purpose of re-domestication out of the United States. The re-domestication merger was achieved by a one-for-one exchange of all the outstanding common stock of Chardan for ordinary common shares of Origin Agritech, and the assumption of all the rights and obligations of Chardan by Origin Agritech. Immediately after the re-domestication merger, Origin Agritech acquired all the common equity of State Harvest by the issuance of shares and payments of cash consideration to the shareholders of State Harvest or their designee. We may be subject to contingent tax liabilities in connection with the above share exchange transaction. As of September 30, 2010, such contingent tax liabilities could be within the range of RMB39.06 million to RMB64.22 million.  We do not expect to incur tax liabilities at the high end of the range based on the annual assessment.  Last year, we began a fresh review of the contingent tax position by requesting and receiving legal U.S. tax counsel on this matter.  As of September 23, 2010, the United States Internal Revenue Service, or IRS, had received and processed a revised tax return regarding this tax liability.   The IRS has not responded to our filing either directly or with any paperwork as of the date of this filing. While the timeline for the IRS to respond is generally stated as three years and we believe we can resolve this matter in a shorter time period, this matter may take a prolonged period of time to resolve depending on the time for the IRS to respond and the necessity of appeals or re-evaluation.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. holders.

Depending upon the value of our shares and the composition of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, by the IRS, for U.S. federal income tax purposes. If we were classified as a PFIC in any taxable year in which you hold our shares and you are a U.S. investor, you would generally be taxed at higher ordinary income rates, rather than lower capital gain rates, when you dispose of those shares at a gain in a later year, even if we are not a PFIC in that year. In addition, a portion of the tax imposed on your gain would be increased by an interest charge. Moreover, if we were classified as a PFIC in any taxable year, you would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or any later year. Finally, you would also be subject to special U.S. tax reporting requirements.

Based on our understanding and current assessment, we believe that we were not a PFIC for the taxable year 2010. However, there can be no assurance that we will not be a PFIC for the taxable year and/or later taxable years, as PFIC status is re-tested each year and depends on the facts in such year. For example, we would be a PFIC for the taxable year 2010 if the sum of our average market capitalization, which is our share price multiplied by the total number of our outstanding shares, and our liabilities over that taxable year is not more than twice the value of our cash, cash equivalents, and other assets that produce, or are held for the production of, passive income. We could also be a PFIC for any taxable year if the gross income that we and our subsidiaries earn from passive investments is substantial in comparison with the gross income from our business operations.  While we will continue to examine our PFIC status, we cannot assure you that we will not be a PFIC for any future taxable year.

Risks related to our shares

Voting control by executive officers, directors and other of our affiliates may limit investors’ ability to influence the outcome of director elections and other matters requiring shareholder approval.

Our executive officers and directors, including Messrs. Han, Yang and Yuan, own approximately 33.5% of our issued and outstanding ordinary shares. These shareholders are able to influence the outcome of some corporate transactions or other matters submitted to our shareholders for approval, including the election of directors and the approval of other business transactions. This level of ownership could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our ordinary shares or prevent shareholders from realizing a premium over the market price for their ordinary shares. In addition, if these shareholders choose to dispose of a material portion of our ordinary shares they hold, the prevailing market price of our securities may decline.

Certain provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our memorandum and articles of association include provisions that could limit the ability of others to acquire control of us. Under those provisions, our board of directors has the power to issue preferred shares with such rights attaching to them as they decide and this power could be used in a manner that would delay, defer or prevent a change of control of us. These provisions could have the effect of depriving you of an opportunity to sell your shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

We qualify as a foreign private issuer and as a result are subject to reduced requirements with respect to the reporting of financial statements and other material events to our shareholders and the SEC.

As a foreign private issuer, we are obligated to file with the United States Securities and Exchange Commission, or SEC, an Annual Report with audited financial statements.  During the rest of the fiscal year, we are obligated to file current reports on Form 6-K reports with the SEC only at such times as we release information to the public either voluntarily or pursuant to the laws of the British Virgin Islands or the PRC. Therefore, the regularity of financial and other information may be less than would be applicable to a domestic United States registered company under the rules and regulations of the SEC. Investors may not receive information they consider relevant to their decision process on a timely basis, which could increase their risk of investment in us.

Because we are a foreign private issuer, we have elected to follow British Virgin Islands law in connection with compliance under the NASDAQ Marketplace Rules, which restrict the application of the NASDAQ corporate governance requirements.

The NASDAQ Marketplace Rules permit foreign private issuers to elect not to be governed by all the corporate governance rules.  We have elected to avail ourselves of the exemption provided by NASDAQ, and we have elected to be governed by only the British Virgin Island laws and the terms of our memorandum and articles, which for example do not require us to hold an annual meeting each year.  Consequently, investors may not have the ability to express their opinion on our business and the actions of directors through the voting process. In other respects, we do follow the NASDAQ Marketplace Rules, such as having a nominations and compensation committee, but these are voluntary and may be eliminated at any time.

Leverage and debt service obligations may adversely affect our cash flows and our ability to borrow additional funds if and when needed..

From time to time, we maintain substantial amounts of long term and short term borrowings.  The degree to which we are leveraged could, among other things:

•	require us to dedicate a substantial portion of our near term cash flows from operations and other capital resources to debt service, especially if the notes are not converted into ordinary shares;

•	make it difficult for us to obtain necessary financing in the future for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Future sales by us or our existing shareholders could depress the market price of our ordinary shares.

If we or our existing shareholders sell a large number of shares of our ordinary stock, or if we sell additional securities that are convertible into ordinary shares, the market price of our ordinary shares could decline significantly. Further, even the perception in the public market that we or our existing shareholders might sell shares of ordinary stock could depress the market price of our ordinary stock.

Current shareholders may experience dilution as a result of sales of ordinary shares under the Continuous Offering Program Agreement.

The number of shares to be offered from time to time through the Continuous Offering Program Agreement represents approximately 8.5% of the current number of outstanding ordinary shares.  If we are able to sell all the shares under the program, shareholders will experience numerical dilution, and depending on the price obtained for any shares sold, there may be a price dilution in the book value of the company shares.

If the price or the trading volume of our ordinary shares is not at levels acceptable to the Company and supporting of a sale of ordinary shares, the Company will not utilize the Continuous Offering Program Agreement to raise the intended capital.

Although there are no contractual limits on sales that may be sought through the Continuous Offering Program Agreement, as a practical matter, if the price or trading volume of our ordinary shares is not at levels that would support a sale of securities, then we will not use the program for capital raising.  Therefore, the market conditions for our ordinary shares is an important factor in whether or not we are able to raise capital through this means.  There can be no assurance that we will sell any of the ordinary shares under the program and raise capital at a time when needed, if at all.  Any lack of needed capital may have an impact on our overall financing requirements and cost of operations if we need to replace sought after capital with bank loans or other forms of financing.

The existence of the Continuous Offering Program Agreement and our intention to sell up to 2,000,000 ordinary shares, may have an adverse impact on the market price of our ordinary shares.

Having in place an ability to sell from time to time, at our election, up to 2,000,000 ordinary shares, which represent approximately 8.5% of our current outstanding ordinary shares may cause downward pressure on the market price of our shares in the public market. The perceived risk of dilution from these shares may cause our shareholders to sell their shares, which would contribute to a downward movement in the stock price of our ordinary shares.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price might encourage persons to engage in short sales of our ordinary shares, which would further depress our stock price and increase the volume and volatility of the market for our ordinary shares.  In addition, from time to time, we issue interim financial statements and guidance to analysts and the financial community regarding our financial projections for future periods.  The dissemination of guidance may increase the volatility of our stock price.

Our ordinary shares, in the past, has experienced price and volume volatility, which substantially increases the risk of loss to persons owning our ordinary shares.

Because of the possible price and volume volatility of our ordinary shares in the public market, shareholders may not be able to sell their ordinary shares when desired. The inability to sell shares in a declining market may substantially increase a shareholders risk of loss.

FORWARD-LOOKING STATEMENTS
When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by referenced in this prospectus supplement, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements in this prospectus supplement under the headings “Our Company” and “Risk Factors.” These forward-looking statements do not constitute guarantees of future performance. Investors should consider the following factors when evaluating such forward-looking statements: our goals and strategies; our expectations for our future business and product development, business prospects, results of business operations and current financial condition; expected changes in our margins and certain costs or expenditures; our future pricing strategies or pricing policies; our ability to successfully anticipate market demand for crop seeds in our market and plan our volume and product mix; our plans for development of seed or technology internally, including our ability to successfully develop, produce, receive approval for and distribute proprietary seed products; our expectations regarding our need to produce seeds and other bio-technology under licenses from third parties; the future development of agricultural biotechnology as a whole and the impact of genetically modified crop seeds in our industry; the scope and impact of the policies and regulations regarding genetically modified seed products in China, and our ability to apply for and receive necessary approvals and to develop, produce, market and distribute genetically modified crop seeds; our plans to license or co-develop any seed product or technology; our plans regarding any future business combination or business acquisition; PRC and other international governmental policies and regulations relating to the crop seed industry; our plans to expand our business level or corporate level operations and product offerings; development of the crop seed industry and competition in the crop seed industry in China and other international markets; our ability to successfully raise capital to accommodate growing company needs under acceptable terms and at reasonable cost; and the adequacy of our facilities for our future operations. There may be certain events in the future that we are not able to predict with accuracy or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations in these forward-looking statements, including among other things: changing interpretations of generally accepted accounting principles and the adoption or use of international accounting standards in the future; outcomes of PRC and international government reviews, inquiries, investigations and related litigation; continued compliance with the government regulations of the PRC and other governments; legislative and regulatory environments, requirements or changes adversely affecting the businesses in which we and our PRC operating companies are engaged; fluctuations in the PRC or international customer demand; management of the growth of our business and introduction of genetically modified products; timing of approval and market acceptance of new products; and general economic conditions in the PRC. These forward-looking statements speak only as of the date of this prospectus supplement. We assume no obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any changes in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 20-F and any other reports on Form 6-K that we file with the SEC.

USE OF PROCEEDS

If all 2,000,000 ordinary shares were sold at the January 3, 2011, closing sales price of $10.84, we would receive $21,680,000 in gross proceeds, or $21,029,600 in aggregate net proceeds, assuming a sales agent fee of 1.8% and other expenses of 1.2% of the gross proceeds.

However, there can be no assurance we will sell any or all of the shares offered hereby. Because there is no minimum offering amount required, we may sell less than all of the shares offered hereby, which may significantly reduce the amount of proceeds received by us.

We intend to use the net proceeds from the sale of the ordinary shares offered by this prospectus supplement and the accompanying prospectus for general corporate purposes and for other working capital and operational purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities, although we have no current commitments for any such acquisition or investment. Our management will retain broad discretion as to the allocation of the net proceeds from this offering.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, interest bearing investments.

PLAN OF DISTRIBUTION

We have entered into a Continuous Offering Program Agreement, dated as of November 29, 2010, with Rodman & Renshaw, LLC, under which we may sell an aggregate of 2,000,000 shares of our ordinary shares from time to time.  Rodman & Renshaw, LLC, will act as our agent for the offer and sale of the ordinary shares. Based on the trading price of our ordinary shares, we may not be able to sell all the 2,000,000 shares offered. Consistent with instructions that may be delivered from time to time by us, Rodman & Renshaw, LLC may sell the ordinary shares (i) in “at the market” offerings as defined in Rule 415 of the Securities Act, including sales made directly on the NASDAQ Capital Market, the existing trading market for the ordinary shares, or sales made to or through a market maker, (ii) in privately negotiated transactions, subject to our prior approval, or (iii) by any other method permitted by law.

Each time that we wish to issue and sell ordinary shares under the Continuous Offering Program Agreement, we will provide Rodman & Renshaw, LLC with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of ordinary shares that may be sold in any one day, and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the Continuous Offering Program Agreement, Rodman & Renshaw, LLC has agreed to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell such shares up to the amount specified on such terms. The settlement between us and Rodman & Renshaw, LLC of our ordinary shares will occur on the third trading day following the date on which the sale was made. The obligation of Rodman & Renshaw, LLC under the Continuous Offering Program Agreement to sell our ordinary shares pursuant to a placement notice is subject to a number of conditions.

We will pay Rodman & Renshaw, LLC a commission equal to 1.8% of the gross proceeds of the sales price of all ordinary shares sold through it as the sales agent under the Continuous Offering Program Agreement. We have also agreed to reimburse certain of Rodman & Renshaw’s legal fees, up to a maximum of $15,000.  Additionally, we will pay to each of Chardan Capital Markets, LLC and Global Hunter Securities, LLC, a fee equal to 0.60% of the gross proceeds of the sales price of all the ordinary shares sold under the Continuous Offering Program Agreement, pursuant to  separate financial services agreements with each of the Chardan Capital Markets, LLC and Global Hunter Securities, LLC.  Neither Chardan Capital Markets, LLC or Global Hunter Securities, LLC is a sales agent under the Continuous Offering Program Agreement.

Based on the closing price of our ordinary shares on January 3, 2011, if all 2,000,000 ordinary under the Continuous Offering Program Agreement were sold, we would receive $21,680,000 in gross proceeds, or $21,029,600 in aggregate net proceeds after deducting the 1.8% fee payable to Rodman & Renshaw, LLC and the 0.60% fees payable to Capital Markets, LLC and Global Hunter Securities, LLC. Because there is no minimum offering amount required as a condition to the closing, the actual total (if any) may be substantially less than the amount set forth above.

In connection with the sale of our ordinary shares contemplated in this prospectus supplement, Rodman & Renshaw, LLC may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to Rodman & Renshaw, LLC may be deemed to be underwriting commissions or discounts. We have agreed to indemnify Rodman & Renshaw, LLC against certain civil liabilities, including liabilities under the Securities Act of 1933.

Sales of our ordinary shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust & Clearing Corporation or by such other means as we and Rodman & Renshaw, LLC may agree upon.

The offering of our ordinary shares pursuant to the Continuous Offering Program Agreement will terminate on the earliest of (i) June 1, 2011, (ii) the sale of all of our ordinary shares subject to the Continuous Offering Program Agreement, or (iii) termination of the Continuous Offering Program Agreement by us or Rodman & Renshaw, LLC. The Continuous Offering Program Agreement may be terminated at any time by either us or Rodman & Renshaw, LLC.

In connection with this offering, Rodman & Renshaw, LLC has advised us that they will not engage in stabilizing transactions.

This is a brief summary of the material provisions of the Continuous Offering Program Agreement and does not purport to be a complete statement of its terms and conditions. The Continuous Offering Program Agreement has been included as an exhibit to a Current Report on Form 6-K filed with the SEC in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information.”

Other than the electronic formats of this prospectus supplement and the accompanying prospectus made available by the sales agent, the information contained on, or accessible through, either the sales agent’s website or any other website maintained by it is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us and should not be relied upon by investors.

The transfer agent for our ordinary shares is Continental Stock Transfer & Trust Company, New York, New York.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “SEED.”

EXPERTS

The financial statements of Origin Agritech Origin and its subsidiaries and variable interest entities as of September 30, 2008 and 2009 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the years ended September 30, 2007, 2008 and 2009, have been audited by BDO Limited, an independent registered public accounting firm, and are incorporated by reference into this prospectus in reliance upon their report dated January 14, 2010, given upon such firm’s authority as experts in auditing and accounting.

LEGAL MATTERS

The validity of any securities offered by this prospectus supplement will be passed upon for us by Maples and Calder, Roadtown, British Virgin Islands, and certain other matters will be passed upon by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3 with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual and current reports and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement and the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement and the accompanying prospectus:
•	our Annual Report on Form 20-F for the fiscal year ended September 30, 2009;
•
our Current Reports on Form 6-K filed on the following dates: February 3, 2010, May 11, 2010, May 27, 2010, June 3, 2010, July 7, 2010, August 31, 2010, September 9, 2010, September 22, 2010, and December 16, 2010; and

•	the description of our ordinary shares contained in our Registration Statement on Form 8-A filed on October 18, 2005.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), or 15(d) of the Exchange Act that are made between the date of this prospectus supplement and the termination of any offering of securities offered by this prospectus supplement or the accompanying prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Origin Agritech Limited, Attention - Irving Kau, No. 21 Sheng Ming Yuan Road, Changping District, Beijing PRC or at the following telephone numbers 949-726-8101 or 011.86.136.8108.0243. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. We also maintain a website at http://www.originagritech.com. However, the information on our website is not part of this prospectus.
* * *

PROSPECTUS

$150,000,000

ORIGIN AGRITECH LIMITED

Ordinary Shares, Warrants, Preferred Shares and Units

We may from time to time sell any combination of securities described in this prospectus, either individually or in units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $150,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide the specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “SEED.” On June 10, 2010, the last reported sale price of our ordinary shares, as reported on the NASDAQ Global Select Market, was $9.03 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Global Select Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2, AS WELL AS THE RISKS DISCUSSED UNDER THE CAPTION “RISK FACTORS” IN DOCUMENTS WE SUBSEQUENTLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 11, 2010

ABOUT THIS PROSPECTUS
                     In this prospectus, unless we indicate otherwise, “we,” “us,” “our,” “the Company” and “Origin” refer to Origin Agritech Limited.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

BUSINESS DESCRIPTION

We are a technology-focused crop seed company serving mainland China. We have sought to broaden our usage and market penetration of our innovative plant breeding techniques, modern biotechnology, and innovative information and research management to develop and deliver high-yield seeds to the Chinese farming customer base. Our goal is to lead the industry by providing farmers with unique enabling technology and services, producing higher crop yields. Our activities include the specialization in the research and development, production, and sales and marketing of crop seeds (corn, rice, cotton and rapeseed) throughout China. We have pursued research into genetically modified seeds, and in November 2009, we received the Bio-Safety Certificate from the Ministry of Agriculture as a final approval for commercial use of the world’s first genetically modified phytase corn. This is the first approved genetically modified corn seed product in China. We are also actively pursuing the approval of other genetically modified seed products including glyphosate resistant corn and Bt Corn. Our focus remains in the production of higher quality seed products, whether proprietary or licensed.

During the last several years, we continued to develop our established plant genetic engineering technology platforms, including transforming herbicide tolerance, insect resistance, nitrogen efficiency, and drought stress tolerance traits into corn inbred lines. Of note, we made significant strides in developing our exclusive insect resistance and phytase products. We continue to seek to further effectively utilize modern biotechnology in China and hope to further expand beyond China in the future

We plan to use China’s emerging technology base to take advantage of operating within China. In particular, from time to time, we enter into cooperative agreements with publicly funded research institutions in China. In exchange for providing funding to these institutions, we receive rights, which are frequently exclusive rights, to market any seeds developed by these institutions. When a seed is ready to be marketed, we negotiate an arrangement by which we sell the newly developed seeds in exchange for the payment of certain fees to the institution. We believe that these cooperative ventures allow us to access new products without expending substantial costs for our own research and development of new seed products.

Our business model draws from existing and new technologies by utilizing both conventional breeding and advances in biotechnology. We aim to build upon our current hybrid base where we have accumulated parental seeds with advantageous traits optimized to local soil conditions. We have roughly 100 total products, both licensed and proprietary, in the market. We began to develop our own proprietary hybrid seed varieties in 1998, and, as of January 2010, we have 23 proprietary corn seed products, 18 proprietary rice seed products,  3 proprietary cotton seed products and 3 proprietary rapeseed products that are in commercial production and distribution.

We are incorporated in the British Virgin Islands and are governed by the BVI Business Companies Act, 2004 (“Companies Act”). Our principal executive offices are located at No. 21 Sheng Ming Yuan Road, Changping District, Beijing 102206, China, and our telephone number is (86-10) 5890-7588. We maintain a website at http://www.originagritech.com. Information contained on our website is not considered to be a part of, nor incorporated by reference into, this prospectus.

RISK FACTORS

An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

●	the information contained in or incorporated by reference into this prospectus;

●	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

●	the risks described in our Annual Report on Form 20-F for our most recent fiscal year, which are incorporated by reference into this prospectus; and

●
other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises the material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about our Company and industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

●	our goals and strategies, including how we implement our goals and strategies;

●	our expectations for our future business and product development, business prospects, results of business operations and current financial condition;

●	expected changes in our margins and certain costs or expenditures;

●	our future pricing strategies or pricing policies;

●	our ability to successfully anticipate market demand for crop seeds in our market and plan our volume and product mix;

●	our plans for development of seed or technology internally, including our ability to successfully develop, produce, receive approval for and distribute proprietary seed products;

●	our expectations regarding our need to produce seeds and other bio-technology under licenses from third parties;

●	the future development of agricultural biotechnology as a whole and the impact of genetically modified crop seeds in our industry;

●
the scope and impact of the policies and regulations regarding genetically modified seed products in China, and our ability to apply for and receive necessary approvals and to develop, produce, market and distribute genetically modified crop seeds;

●	our plans to license or co-develop any seed product or technology;

●	our plans regarding any future business combination or business acquisition;

●	Chinese and other international governmental policies and regulations relating to the crop seed industry;

●	our plans to expand our business level and/or corporate level operations and product offerings;

●	the likelihood of recurrence of accounting charges or impairments;

●	expected changes in our sources of revenue from our business operations or other sources;

●	competition in the crop seed industry in China and other international markets;

●	the future development of the crop seed industry in China and other international markets;

●	our plans for current staffing requirements, research and development and regional business focus;

●	our ability to successfully raise capital to accommodate growing company needs under acceptable terms and at reasonable cost; and

●	the adequacy of our facilities for our future operations.

Many of the above factors are beyond our control and almost all of them are difficult or impossible to predict with accuracy. Therefore, we strongly caution each reader of this prospectus to consider carefully these, as well as any other specific factors discussed with each forward-looking statement in this prospectus and as may be disclosed in the Company’s future filings with the SEC.

To the extent that this prospectus or any prospectus supplement contains forward-looking statements (as distinct from historical information), we desire to take advantage of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 and are therefore including this statement for the express purpose of availing ourselves of the protections of the safe harbor with respect to all forward-looking statements. Furthermore, we do not assume any obligation to update any forward-looking statements contained herein as a result of future events or otherwise, except as required by law.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include, among other things, working capital, acquisition or investments in our businesses and capital expenditures. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s ratio of earnings to fixed charges for each of the periods indicated is set forth below. We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements. The ratios should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Year ended September 30,				Year ended Dec 31
	2009	2008	2007	2006*	2005**
Ratio of earnings to fixed charges	0.45	N/A	N/A	13.99	8.16

*The year ended 2006 number represents a nine month ended September 30, 2006 figure as this was a transition year for the company shifting from a December 31 fiscal year end to September 30.

**The year ended 2005 represents a 12 month ended December 31, 2005 figure.

We have computed the ratios of earnings to fixed charges set forth above by dividing earnings by fixed charges. For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and an estimate of the interest within rental expense deemed by us to be representative of the interest factor of rental expense, which we estimate to be 30% of such expense.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, we are authorized to issue (i) 60,000,000 ordinary shares, with no par value, of which 23,013,692 shares are issued and outstanding and 498,851 shares are held by us as treasury stock; and (ii) 1,000,000 preferred shares, with no par value, of which none are issued and outstanding. The following discussion primarily concerns our shares and the rights of holders of our shares under (i) our Memorandum and Articles of Association and (ii) the Companies Act, insofar as they relate to the material terms of our shares.

Ordinary Shares

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their ordinary shares. The holders of ordinary shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the preferred stock, the holders of ordinary shares are entitled to:

●	receive dividends if and when declared by the board of directors; and

●	share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Our ordinary shares are subject to redemption for fair value. Subject to the Companies Act, our board of directors may on our behalf purchase, redeem or otherwise acquire any of our ordinary shares for such consideration as it considers fit, and either cancel or hold such shares as treasury shares

Preferred Stock

Preferred stock may be issued from time to time in one or more series. Our Board of Directors, without approval of the shareholders, is authorized to designate series of preferred stock and fix the rights, privileges, restrictions and conditions to be attached to each such series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of ordinary shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the warrant. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant.

General

The warrants may be issued under a warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If warrants are offered, the applicable prospectus supplement will describe the designation and terms of the warrants, including:

•	the offering price, if any;

•	the designation and terms of the ordinary shares or preferred shares purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the related offered securities will be separately transferable;

•	the number of ordinary shares or preferred shares purchasable upon exercise of one warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the warrants will commence and expire;

•	a discussion of certain United States Federal income tax considerations, if any;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	any antidilution provisions of the warrants; and

•	any other terms of the warrants.

The ordinary shares or preferred shares issuable upon exercise of the warrants, when issued in accordance with the warrant agreement, will be fully paid and non-assessable.

Exercise of Warrants

Warrants may be exercised by surrendering the warrant to the warrant agent, which may be the Company, with the form of election to purchase properly completed and signed and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon receipt of the exercise paperwork, the warrant agent will requisition from the transfer agent the certificate for the ordinary shares required for issuance and delivery to or upon the written order of the exercising warrant holder. If less than all of the warrants evidenced by any warrant are exercised, the warrant agent will deliver to the exercising warrant holder a new warrant representing the unexercised warrants.

No Rights as Stockholders

Holders of warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of unit agreement, if any, that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of ordinary shares, preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Share Capital” and “Description of Warrants” will apply to each unit and to any ordinary shares, preferred stock or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent, if any, will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to purchasers; or

•	through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”) or independent broker-dealer will not be greater than 8% of the initial gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the ordinary shares which are listed on the NASDAQ Global Select Market, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

EXPENSES

The following table sets forth the costs and expenses estimated to be payable by us in connection with the issuance and distribution of the ordinary shares being registered under this registration statement:

SEC registration fee	$10,695

Legal fees and expenses	$50,000

Accounting fees and expenses	$10,000

Total	$70,695

We will pay for all costs, expenses and fees in connection with the registration of the securities offered hereby. In addition, we will agreed to indemnify any selling agent or any underwriter of the securities offered hereby against certain liabilities in connection with the offering of the securities offered hereby.  We will pay such commissions and expenses of any selling agent or any underwriters as we negotiate and are within the permissible limits of the compensation rules of FINRA.

LEGAL MATTERS
The validity of the securities offered in this prospectus will be passed upon for us by Maples and Calder, PO Box 173, Road Town, Tortola, VG1110, British Virgin Islands.

EXPERTS

The consolidated financial statements as of September 30, 2008 and 2009 and for the fiscal years ended September 30, 2007, 2008 and 2009 incorporated by reference into this prospectus have been audited by BDO Limited, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual and current reports with the SEC. You may read and copy any document we file at the SEC’s public reference rooms, including those located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities being offering under this prospectus. This prospectus, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to our Company and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with them in this prospectus. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus. The following documents filed by us with the SEC and any future filings under Sections 13(a), 13(c) or 15(d) of the Exchange Act made prior to the termination of this offering are incorporated by reference:

•	our Annual Report on Form 20-F for the fiscal year ended September 30, 2009, filed on January 14, 2010; and

•
the description of the Ordinary Shares contained in our Registration Statement on Form 8-A, filed on October 18, 2005 (SEC File No. 000-51576), and any other amendment or report filed for the purpose of updating such description.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus.

We will also provide electronic or paper copies of our filings free of charge upon written or oral request. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

Origin Agritech Limited

Attention: Investor Relations
No. 21 Sheng Ming Yuan Road
Changping District
Beijing 102206
People’s Republic of China
8610-5890-7588

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany organization in the British Virgin Islands. These disadvantages include:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. The majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent to receive service of process in connection with our registration statement of which this prospectus forms a part.

We have been informed by Maples and Calder, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Maples and Calder that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of the British Virgin Islands under the common law doctrine of obligation. This type of action should be successful upon proof that the sum of money is due and payable, without having to prove the facts supporting the underlying judgment, as long as:

●          the foreign court issuing the judgment had jurisdiction in the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process; and

●          the judgment was not contrary to public policy in the British Virgin Islands, was not obtained by fraud or in proceedings contrary to the natural justice of the British Virgin Islands, and was not based on an error in British Virgin Islands law.

A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of the British Virgin Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

ORIGIN AGRITECH LIMITED

$150,000,000

Ordinary Shares
Preferred Shares
 Warrants
Units

PROSPECTUS

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS AND YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.